                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                               (Amendment No.)(1)

                          Fox & Hound Restaurant Group
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    351321104
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                November 10, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)
                                 --------------

Check the  appropriate box to designate the rule pursuant to which this Schedule is filed:

    / /     Rule 13d-1(b)

    /x/     Rule 13d-1(c)

    / /     Rule 13d-1(d)

--------

     (1) The  remainder  of this cover page shall be filled out for a  reporting person's  initial  filing on this  form with  respect  to the  subject  class of securities,  and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The  information  required in the remainder of this cover page shall not be deemed to be "filed"  for the purpose of Section 18 of the  Securities  Exchange
Act of 1934 or otherwise  subject to the  liabilities of that section of the Act but  shall be  subject  to all other  provisions  of the Act  (however,  SEE the
NOTES).

----------------------                                    ----------------------
CUSIP No. 351321104                   13G                    Page 2 of 11 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S.  IDENTIFICATION  NOS. OF ABOVE  PERSONS (ENTITIES ONLY)

                        NEWCASTLE PARTNERS, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) //
                                                                         (b) //
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                        TEXAS
--------------------------------------------------------------------------------
  NUMBER OF       5       SOLE VOTING POWER
   SHARES
BENEFICIALLY                   675,400 shares
  OWNED BY
   EACH
 REPORTING
PERSON WITH    -----------------------------------------------------------------
                  6       SHARED VOTING POWER

                               0 shares
               -----------------------------------------------------------------
                  7       SOLE DISPOSITIVE POWER

                              675,400 shares
               -----------------------------------------------------------------
                  8       SHARED DISPOSITIVE POWER

                               0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
               REPORTING PERSON

                     675,400 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /

--------------------------------------------------------------------------------
    11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     6.7%
--------------------------------------------------------------------------------
    12          TYPE OF REPORTING PERSON*

                     PN
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 351321104                   13G                    Page 3 of 11 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S.  IDENTIFICATION  NOS. OF ABOVE  PERSONS (ENTITIES ONLY)

                        NEWCASTLE CAPITAL MANAGEMENT, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) //
                                                                         (b) //
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                        TEXAS
--------------------------------------------------------------------------------
  NUMBER OF       5       SOLE VOTING POWER
   SHARES
BENEFICIALLY                   675,400 shares
  OWNED BY
   EACH
 REPORTING
PERSON WITH    -----------------------------------------------------------------
                  6       SHARED VOTING POWER

                               0 shares
               -----------------------------------------------------------------
                  7       SOLE DISPOSITIVE POWER

                              675,400 shares
               -----------------------------------------------------------------
                  8       SHARED DISPOSITIVE POWER

                               0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
               REPORTING PERSON

                     675,400 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /

--------------------------------------------------------------------------------
    11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     6.7%
--------------------------------------------------------------------------------
    12          TYPE OF REPORTING PERSON*

                     PN
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 351321104                   13G                    Page 4 of 11 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S.  IDENTIFICATION  NOS. OF ABOVE  PERSONS (ENTITIES ONLY)

                        NEWCASTLE CAPITAL GROUP, L.L.C.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) //
                                                                         (b) //
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                        TEXAS
--------------------------------------------------------------------------------
  NUMBER OF       5       SOLE VOTING POWER
   SHARES
BENEFICIALLY                   675,400 shares
  OWNED BY
   EACH
 REPORTING
PERSON WITH    -----------------------------------------------------------------
                  6       SHARED VOTING POWER

                               0 shares
               -----------------------------------------------------------------
                  7       SOLE DISPOSITIVE POWER

                              675,400 shares
               -----------------------------------------------------------------
                  8       SHARED DISPOSITIVE POWER

                               0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
               REPORTING PERSON

                     675,400 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /

--------------------------------------------------------------------------------
    11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     6.7%
--------------------------------------------------------------------------------
    12          TYPE OF REPORTING PERSON*

                     OO
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 351321104                   13G                    Page 5 of 11 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S.  IDENTIFICATION  NOS. OF ABOVE  PERSONS (ENTITIES ONLY)

                        MARK E. SCHWARZ
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) //
                                                                         (b) //
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                        USA
--------------------------------------------------------------------------------
  NUMBER OF       5       SOLE VOTING POWER
   SHARES
BENEFICIALLY                   675,400 shares
  OWNED BY
   EACH
 REPORTING
PERSON WITH    -----------------------------------------------------------------
                  6       SHARED VOTING POWER

                               0 shares
               -----------------------------------------------------------------
                  7       SOLE DISPOSITIVE POWER

                              675,400 shares
               -----------------------------------------------------------------
                  8       SHARED DISPOSITIVE POWER

                               0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
               REPORTING PERSON

                     675,400 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /

--------------------------------------------------------------------------------
    11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     6.7%
--------------------------------------------------------------------------------
    12          TYPE OF REPORTING PERSON*

                     IN
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 351321104                   13G                    Page 6 of 11 Pages
----------------------                                    ----------------------

Item 1(a).        Name of Issuer:

                  Fox & Hound Restaurant Group

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  1551 North Waterfront Parkway
                  Suite 310
                  Wichita, Kansas 67206

Item 2(a).        Name of Person Filing:

                  This statement is jointly filed by Newcastle Partners, L.P., a
                  Texas   limited   partnership   ("NP"),    Newcastle   Capital
                  Management,   L.P.,  a  Texas  limited  partnership   ("NCM"),
                  Newcastle  Capital Group,  L.L.C.,  a Texas limited  liability company  ("NCG"),  and Mark E. Schwarz  (together with NP, NCM and NCG, the "Reporting Persons").  Because Mark E. Schwarz is
                  the managing  member of NCG,  which is the general  partner of
                  NCM (Mark E. Schwarz,  NCG and NCM are hereinafter referred to as the  "Controlling  Persons"),  which in turn is the general partner of NP, the Controlling Persons may be deemed, pursuant to Rule  13d-3 of the  Securities  Exchange  Act of  1934,  as
                  amended (the "Act"), to be the beneficial owners of all shares of Common Stock held by NP. The  Reporting  Persons are filing this  joint  statement,  as they may be  considered  a "group"
                  under Section 13(d)(3) of the Act.  However,  neither the fact of this filing nor anything  contained  herein shall be deemed to be an admission by the Reporting  Persons that such a group exists.

Item 2(b).        Address of Principal Business Office or, if None, Residence:

                  300 Crescent Court
                  Suite 1110
                  Dallas, Texas 75201

Item 2(c).        Citizenship:

                  NP, NCM and NCG are  organized  under the laws of the State of
                  Texas.  Mark E.  Schwarz is a citizen of the United  States of
                  America.

Item 2(d).        Title of Class of Securities:

                  Common Stock, par value $0.01 per share

Item 2(e).        CUSIP Number:

                  351321104

----------------------                                    ----------------------
CUSIP No. 351321104                   13G                    Page 7 of 11 Pages
----------------------                                    ----------------------

Item 3.           If This  Statement  is Filed  Pursuant  to Rule  13d-1(b),  or
                  13d-2(b) or (c), Check Whether the Person Filing is a:

                  /X/  Not Applicable

         (a)      / /  Broker  or  dealer  registered  under  Section  15 of the
                       Exchange Act.

         (b)      / /  Bank as defined in Section 3(a)(6) of the Exchange Act.

         (c)      / /  Insurance  company as defined in Section  3(a)(19) of the
                       Exchange Act.

         (d)      / /  Investment  company  registered  under  Section  8 of the
                       Investment Company Act.

         (e)      / /  An   investment   adviser   in   accordance   with   Rule
                       13d-1(b)(1)(ii)(E).

         (f)      / /  An employee  benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

         (g)      / /  A parent holding  company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

         (h)      / /  A savings  association  as defined in Section 3(b) of the
                       Federal Deposit Insurance Act.

         (i)      / /  A church plan that is excluded from the  definition of an
                       investment   company  under   Section   3(c)(14)  of  the
                       Investment Company Act.

         (j)      / /  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.           Ownership

         (a)      Amount beneficially owned:

                  675,400*

         (b)      Percent of class:

                  6.7% (based on 10,029,307  shares of Common Stock  outstanding as of October 17, 2005 as reported in the  Issuer's  Quarterly
                  Report on Form 10-Q filed  with the  Securities  and  Exchange
                  Commission on October 17, 2005)

         (c)      Number of shares as to which such person has:

----------------------                                    ----------------------
CUSIP No. 351321104                   13G                    Page 8 of 11 Pages
----------------------                                    ----------------------

         (i)      Sole power to vote or to direct the vote

                  675,400 shares*

         (ii)     Shared power to vote or to direct the vote

                  0 shares

         (iii)    Sole power to dispose or to direct the disposition of

                  675,400 shares*

         (iv)     Shared power to dispose or to direct the disposition of

                  0 shares

*Represents shares held directly by NP. By virtue of their relationship with NP, the  Controlling  Persons  may each be deemed to  beneficially  own the  675,400 shares of Common Stock of the Issuer held by NP.

Item 5.           Ownership of Five Percent or Less of a Class.

                  If this statement is being filed to report the fact that as of the date hereof the reporting  person has ceased to be the  beneficial  owner of more than five percent of the class of securities, check the following [ ].

Item 6.           Ownership of More than Five Percent on Behalf of Another Person.

                  Not Applicable

Item 7.           Identification  and  Classification  of the  Subsidiary  Which
                  Acquired the Security  Being Reported on by the Parent Holding
                  Company or Control Person.

                  Not Applicable

Item 8.           Identification and Classification of Members of the Group.

                  See Exhibit A.

Item 9.           Notice of Dissolution of Group.

                  Not Applicable

----------------------                                    ----------------------
CUSIP No. 351321104                   13G                    Page 9 of 11 Pages
----------------------                                    ----------------------

Item 10.          Certifications.

                  By signing  below I certify  that, to the best of my knowledge and belief, the securities  referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing  the control of the  issuer  of the  securities  and  were  not  acquired  and are  not  held in connection  with or as a participant in any  transaction  having that purpose or effect.

----------------------                                    ----------------------
CUSIP No. 351321104                   13G                    Page 10 of 11 Pages
----------------------                                    ----------------------

                                    SIGNATURE

                  After  reasonable  inquiry and to the best of my knowledge and belief,  I certify  that the  information  set forth in this  statement is true, complete and correct.

Dated:  November 21, 2005                NEWCASTLE PARTNERS, L.P.

                                         By: Newcastle Capital Management, L.P.,
                                             its general partner
                                         By: Newcastle Capital Group, L.L.C.,
                                             its general partner

                                         By: /s/ Mark E. Schwarz
                                             ----------------------------------
                                             Mark E. Schwarz, Managing Member

                                         NEWCASTLE CAPITAL MANAGEMENT, L.P.

                                         By: Newcastle Capital Group, L.L.C.,
                                             its general partner

                                         By: /s/ Mark E. Schwarz
                                             ----------------------------------
                                             Mark E. Schwarz, Managing Member

                                         NEWCASTLE CAPITAL GROUP, L.L.C.

                                         By: /s/ Mark E. Schwarz
                                             ----------------------------------
                                             Mark E. Schwarz, Managing Member

                                         /s/ Mark E. Schwarz
                                         ---------------------------------------
                                         MARK E. SCHWARZ

----------------------                                    ----------------------
CUSIP No. 351321104                   13G                    Page 11 of 11 Pages
----------------------                                    ----------------------

                                    EXHIBIT A

                             JOINT FILING AGREEMENT

     The  undersigned  hereby  agree that the  Statement  on Schedule  13G dated
November 21, 2005 with respect to the shares of Common Stock of Fox &  Hound
Restaurant Group and any further  amendments thereto executed by each and any of the undersigned shall be filed on behalf of each of the undersigned  pursuant to and in accordance with the provisions of Rule  13d-1(k)(1)  under the Securities
Exchange Act of 1934, as amended.

Dated:  November 21, 2005                NEWCASTLE PARTNERS, L.P.

                                         By: Newcastle Capital Management, L.P.,
                                             its general partner
                                         By: Newcastle Capital Group, L.L.C.,
                                             its general partner

                                         By: /s/ Mark E. Schwarz
                                             ----------------------------------
                                             Mark E. Schwarz, Managing Member

                                         NEWCASTLE CAPITAL MANAGEMENT, L.P.

                                         By: Newcastle Capital Group, L.L.C.,
                                             its general partner

                                         By: /s/ Mark E. Schwarz
                                             ----------------------------------
                                             Mark E. Schwarz, Managing Member

                                         NEWCASTLE CAPITAL GROUP, L.L.C.

                                         By: /s/ Mark E. Schwarz
                                             ----------------------------------
                                             Mark E. Schwarz, Managing Member

                                         /s/ Mark E. Schwarz
                                         ---------------------------------------
                                         MARK E. SCHWARZ